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                                                                     EXHIBIT 8.1

                             ANDREWS & KURTH L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002

                                  May 30, 2003

Board of Directors
Valero GP, LLC
One Valero Place
San Antonio, Texas 78212

Ladies and Gentlemen:

We have acted as special counsel to Valero Logistics Operations, L.P., a Delaware limited partnership (the "OLP"), and Valero L.P., a Delaware limited partnership, in connection with the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $250 million aggregate principal amount of 6.05% Senior Notes due 2013 (the "Exchange Notes") to be offered by the OLP in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 6.05% Senior Notes due 2013.

In arriving at the opinion expressed below, we have examined the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading "Material federal income tax consequences" in the prospectus contained in the Registration Statement accurately describes the material United Stated federal income tax consequences to the holders described therein of the Exchange Offer and the ownership and disposition of the Exchange Notes.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the caption "Legal matters." In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

                                          Very truly yours,

                                          /s/ ANDREWS & KURTH L.L.P.